DATED JUNE 5, 2006

PROSPECTUS

COUNTRYWIDE FINANCIAL CORPORATION

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Our Dividend Reinvestment and Stock Purchase Plan (referred to as our “Plan”) provides holders of our common stock with a simple and convenient method of investing cash dividends in additional shares of our common stock and making optional cash purchases of additional shares of our common stock. We may establish a discount of 0% to 5% off the market price in our discretion and depending on certain factors.

Brokers and nominees may reinvest dividends and make optional cash payments on behalf of beneficial owners. If you hold our common stock and do not participate in our Plan, you will receive cash dividends, as declared, in the usual manner.

To enroll in our Plan, simply complete the authorization form and return it to the plan administrator in accordance with the instructions specified in this prospectus. Enrollment in our Plan is entirely voluntary, and participants in our Plan may terminate their participation at any time. If you are presently enrolled in our Plan, you will continue to be enrolled in our Plan unless you notify us otherwise. If you do not participate in our Plan and you do not want to become a participant, you do not need to do anything. You will continue to receive your cash dividends, if and when declared, as usual.

From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from any discount we offer from the market price of our common stock acquired through the reinvestment of dividends under our Plan. These transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries that engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

This prospectus relates to 26,259,649 shares of our common stock offered pursuant to this prospectus that have been registered and are available for sale under our Plan and replaces in its entirety that certain Prospectus, dated November 15, 2001. Participants should retain this prospectus for future reference.

The outstanding shares of our common stock are, and the shares you receive pursuant to our Plan will be, listed on the New York Stock Exchange under the ticker symbol “CFC.”

Investing in shares of our common stock involves certain risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 5, 2006

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

TABLE OF CONTENTS

Where You Can Find More Information
Forward-Looking Information
Risk Factors
Countrywide Financial Corporation
Summary of Plan
The Plan
Purposes
Options Available to Participants
Advantages and Disadvantages
Administration
Participation
Purchases and Prices of Shares
Reports to Participants
Dividends on Fractions
Certificates for Common Shares
Sales of Shares, Withdrawals and Termination
Other Information
Dividends
Use of Proceeds
Plan of Distribution
Legal Matters
Experts
Glossary
Schedule A

You should rely only on the information contained or incorporated by reference in this prospectus. Countrywide Financial Corporation has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Financial Corporation is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. The business, financial condition, results of operations and prospects of Countrywide Financial Corporation may have changed since that date.

References in this prospectus to “CFC,” “the Company,” “we,” “us” and “our” refer to Countrywide Financial Corporation and its consolidated subsidiaries, unless otherwise specified.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any public offering document we file at the Commission’s Public Reference Room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

You can also request copies of all, or any portion, of these documents by writing the Public Reference Section and paying certain prescribed fees. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Section. Additionally, these documents are available to the public from the Commission’s web site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We are “incorporating by reference” into this prospectus certain information that we file with the Commission. This means that we are disclosing important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superceded by information contained directly in this prospectus. Information that we file later with the Commission will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended:

•             Annual Report on Form 10-K for the year ended December 31, 2005, filed March 1, 2006;

•             Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed May 10, 2006;

•             Current Reports on Form 8-K dated January 11, 2006, January 31, 2006, February 9, 2006, February 13, 2006, February 20, 2006, March 9, 2006, March 16, 2006, April 3, 2006, April 11, 2006, April 27, 2006, May 1, 2006, May 10, 2006 and May 16, 2006 (other than the portions of those documents furnished, but deemed not to have been filed);

•             Definitive Proxy Statement on Schedule 14A filed April 28, 2006; and

•             The description of the Company’s Common Stock and Preferred Stock Purchase Rights contained in the Company’s registration statement on Form S-3ASR filed on February 9, 2006.

You may request a copy of these filings, or any other documents or other information referred to in, or incorporated by reference into, this prospectus, at no cost, by writing or calling us at the following address or telephone number:

Countrywide Financial Corporation

4500 Park Granada

Calabasas, California 91302

(818) 225-3550

In addition, the filings discussed above and other information about the Company can be found on our Investor Relations website at www.countrywide.com by selecting the Investor Relations link in the upper right hand corner of the page.

Exhibits to the documents incorporated by reference will not be sent, however, unless those exhibits have been specifically requested and referenced in this prospectus.

FORWARD-LOOKING INFORMATION

Some of the statements in this prospectus and any documents incorporated by reference constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry’s actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “believe,” “expect,” “plan,” “anticipate,” “intend,” “estimate,” “predict,” “potential” and other expressions that indicate future events and trends. We do not, nor does any other person, assume responsibility for the accuracy and completeness of any forward-looking statements. We have no duty to update or revise any forward-looking statements after the date of this prospectus or to conform them to actual results, new information, future events or otherwise. All of the forward-looking statements and Risk Factors that follow are qualified in their entirety by reference to the factors discussed in greater detail in the section titled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of our most recent Form 10-K and Form 10-Q, which describe risks and factors that could cause results to differ materially from those projected in such forward looking statements.

RISK FACTORS

The following factors, among others, could cause our future results, or those of our industry, to differ materially from historical results or those anticipated:

•             General business, economic and political conditions;

•             Our ability to effectively manage the volatility of our mortgage banking business;

•             The inherent uncertainty of matters about which management makes estimates in accordance with our accounting policies and methods;

•             The highly competitive nature of the financial services industry;

•             Changes in the regulation of financial services companies; and

•             Our dependence upon the accuracy and completeness of information about customers and counterparties.

We caution you that these risks are not exhaustive and are qualified in their entirety by reference to the factors discussed in greater detail in our most recent Form 10-K and Form 10-Q. We operate in a continually changing business environment, and new risk factors emerge from time to time. Our management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

COUNTRYWIDE FINANCIAL CORPORATION

We are a registered bank holding company and a financial holding company which, through our subsidiaries, provides diversified financial products and services to consumers and institutions. We pursue these activities primarily through four business segments, which are complementary to our mortgage-lending-related activities.

Mortgage Banking Segment. Through our principal subsidiary, Countrywide Home Loans, Inc., together with other wholly-owned subsidiaries, we engage in the mortgage banking business, which includes originating, purchasing, securitizing, selling and servicing residential mortgage loans, serving both consumers and institutions.

Banking Segment. Through wholly-owned subsidiaries, we offer banking services, including depository and home loan products to consumers, and warehouse lines of credit and document custody services to banks and other lenders.

Capital Markets Segment. Through wholly-owned subsidiaries, we provide institutional customers with the underwriting, securitization and trading of mortgage-backed and U.S. Treasury securities, underwriting and securitization of commercial real estate mortgages, and the brokerage of futures and mortgage servicing transactions. We also engage in the management of loan securitization conduits, and the management of distressed residential real estate.

Insurance Segment. Through wholly-owned subsidiaries, we offer property, casualty, life and credit insurance to consumers and other financial institutions as both an underwriter and as an independent agent. Through our mortgage reinsurance subsidiary, we provide reinsurance coverage to primary mortgage insurers.

We are a Delaware corporation, originally incorporated in New York under the name of OLM Credit Industries, Inc. On November 7, 2002, we changed our name from Countrywide Credit Industries, Inc. to Countrywide Financial Corporation. Our principal executive offices are located at 4500 Park Granada, Calabasas, California 91302, and our

Investor Relations telephone number is (818) 225-3550.

SUMMARY OF PLAN

The Plan as in effect beginning June 5, 2006, provides owners of our common stock with a simple and convenient method of investing cash dividends and optional cash payments in additional shares of our common stock without paying any brokerage commission or service charge. We may, in our sole discretion, establish a discount each month ranging from 0% to 5% (the “Discount”) of the Market Price (as defined in Question 13) that would otherwise be applicable. The Discount may vary from time to time and may also vary with the category of participant. The Discount, if any, will be established after a review of current market conditions, the level of participation in our Plan and our current and projected capital needs.

Subject to the availability of shares of our common stock registered for issuance under our Plan, there is no minimum or maximum limitation on the amount of dividends a Participant may reinvest under our Plan. See Question 2.

Participants electing to invest optional cash payments in additional shares of our common stock are subject to a minimum per month purchase limit of $100 and a maximum per month purchase limit of $3,000. Purchase amounts above $3,000 are subject to waiver. See Question 18. Optional cash payments in excess of $3,000 may be made only upon our acceptance of a completed written request from a Participant to make an optional cash payment in excess of $3,000, which we refer to as a “Request for Waiver.”  See Question 18. Each month, at least three business days prior to each Record Date (as defined in Question 19), we will establish the Discount and Threshold Price (as defined in Question 18), if any, applicable to optional cash payments that exceed $3,000. The term “business day” means any day other than Saturday, Sunday or legal holiday on which the NYSE is closed or a day on which our Plan Administrator is authorized or legally obligated to close. With respect to optional cash payments that exceed $3,000 only, for each Trading Day of the related Pricing Period (each as defined in Question 13) on which the Threshold Price is not satisfied, one-tenth of a Participant’s optional cash payment will be returned without interest. Optional cash payments that do not exceed $3,000 and the reinvestment of dividends in additional shares of our common stock will not be subject to the Threshold Price, if any. Optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $3,000, unless such limit has been waived, are subject to return to the Participant without interest.

Subject to the availability of shares of our common stock registered for issuance under our Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and no pre-established maximum limit applies to optional cash payments that may be made pursuant to Requests for Waiver. As of the date of this prospectus, 26,259,649 shares of our common stock have been registered and are available for sale under our Plan.

Among the Participants to whom we expect to grant Requests for Waiver are financial intermediaries, including brokers and dealers. Grants of Requests for Waiver will be made in our sole and absolute discretion based on a variety of factors, which may include: our current and projected capital needs, the alternatives available to us to meet those needs, prevailing market prices for our common stock and other securities we issue, general economic and market conditions, expected aberrations in the price or trading volume of our common stock, the potential disruption of the price of our common stock by a financial intermediary, the number of shares of our common stock held by the Participant submitting the Request for Waiver, the past actions of a Participant under our Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. If Requests for Waiver are granted, a portion of the shares available for issuance under our Plan will be purchased by Participants (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters within the meaning of the Securities Act. To the extent that Requests for Waiver are granted, it is expected that a greater number of shares will be issued under the optional cash payment feature of our Plan as opposed to the dividend reinvestment feature of our Plan. If such requests are submitted for any Investment Date (as defined in Question 19) for aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method or formula which we determine to be appropriate.

Financial intermediaries may purchase a significant portion of the shares of our common stock issued pursuant to the optional cash payment feature of our Plan. We do not have any formal or informal understanding with any of these organizations and, therefore, we cannot estimate the extent of their participation under our Plan. Participants who are financial intermediaries and acquire shares of our common stock under our Plan with a view to distribution of such shares or who offer or sell shares for us in connection with our Plan may be deemed to be underwriters within the meaning of the Securities Act.

From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions depending on the discount level from the Market Price of the shares of our common stock acquired through the reinvestment of dividends under our Plan. These transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries that engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act. Our Plan is intended for the benefit of our investors and not for individuals or investors who engage in transactions that may cause aberrations in the price or trading volume of our common stock.

THE PLAN

The Countrywide Financial Corporation Dividend Reinvestment Plan was originally approved and adopted by our Board of Directors on March 24, 1992. It was subsequently amended and restated as our Plan on June 17, 1996, after approval and adoption by our Board of Directors on November 15, 1995. Because we currently expect to continue our Plan indefinitely, we expect to authorize for issuance and registration under the Securities Act additional shares, from time to time, as necessary for purposes of our Plan. The following questions and answers explain and constitute our Plan as in effect beginning June 5, 2006. Shareholders who do not participate in our Plan will receive cash dividends, as declared, and paid in the usual manner. A person currently participating in our Plan will automatically continue to be enrolled in our Plan, unless the person gives written notice to the contrary.

Some of the capitalized terms used below are defined in “The Glossary” at the end of this prospectus.

PURPOSES

1.                                       What are the purposes of the Plan?

The Plan provides eligible holders of shares of our Common Stock, par value $0.05 per share (the “Common Stock”), with a simple and convenient method of increasing their investment in the Company by investing cash dividends and optional cash payments in additional shares of Common Stock without payment of any brokerage commission or service charge. See Question 5 for a description of the holders who are eligible to participate in the Plan. The Plan may also be used by the Company to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to owners of shares (including brokers or dealers). Any owners who purchase such shares may be deemed to be underwriters in connection with resales of such shares. These sales will be effected in substantial part through the Company’s ability to waive limitations applicable to the amounts which Participants (as defined in Question 2) may invest pursuant to the Plan’s optional cash payment feature. See Question 18 for information concerning limitations applicable to optional cash payments and certain of the factors considered by the Company in granting waivers. The Plan provides that shares of Common Stock to be issued hereunder may be (i) previously unissued or treasury shares, or (ii), subject to prior approval by the Company’s Board of Directors, shares acquired in the open market. To the extent that shares of Common Stock issued hereunder are authorized but previously unissued shares or treasury shares rather than shares acquired in the open market, the Plan will raise additional capital for the Company. These additional funds will be used for general corporate purposes. From time to time, financial intermediaries may engage in positioning transactions depending on the discount level from the Market Price (as defined in Question 13) of the shares of Common Stock acquired through the reinvestment of dividends under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock.

The Plan is intended for the benefit of investors in the Company and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of Common Stock. The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Common Stock in order to eliminate practices which are not consistent with the purposes of the Plan.

OPTIONS AVAILABLE TO PARTICIPANTS

2.                                       What options are available to enrolled Participants?

Eligible holders of Common Stock who wish to participate in the Plan (each a “Participant”) may elect to have cash dividends paid on all or a portion of their shares of Common Stock automatically reinvested in additional shares of Common Stock. Cash dividends are paid on the Common Stock when and as declared by the Company’s Board of Directors. Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no minimum or maximum limitation on the amount of dividends a Participant may reinvest under the dividend reinvestment feature of the Plan.

Each month Participants may also elect to invest optional cash payments in additional shares of Common Stock, subject to a minimum per month purchase limit of $100 and, in most instances, a maximum per month purchase limit of $3,000. Purchase amounts above $3,000 are subject to waiver. See Question 18 for information concerning limitations applicable to optional cash payments and the availability of waivers with respect to such limitations. Participants may make optional cash payments in any month even if dividends on their shares of Common Stock are not being reinvested and whether or not a dividend has been declared.

ADVANTAGES AND DISADVANTAGES

3.                                       What are the advantages and disadvantages of the Plan?

Advantages:

(a)           The Plan provides Participants with the opportunity to reinvest cash dividends paid on all or a portion of their shares of Common Stock in additional shares of Common Stock.

(b)           The Plan provides Participants with the opportunity to make monthly investments of optional cash payments, subject to minimum and maximum amounts, for the purchase of additional shares of Common Stock.

(c)           No brokerage commissions or service charges are paid by Participants in connection with any purchase of shares made under the Plan.

(d)           Shares may be offered from time to time at a Discount from the Market Price ranging from 0% up to 5%. The Discount may vary among different categories of purchasers. See Question 13.

(e)           Subject to the availability of shares of Common Stock registered for issuance under the Plan, all cash dividends paid on Participants’ shares can be fully invested in additional shares of Common Stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on such fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to Plan accounts.

(f)            The Plan Administrator, at no charge to Participants, provides for the safekeeping of stock certificates for shares credited to each Plan account.

(g)           Periodic statements reflecting all current activity, including share purchases and latest Plan account balance, simplify Participants’ record keeping. See Question 23 for information concerning reports to Participants.

Disadvantages:

(a)           No interest will be paid by the Company or the Plan Administrator on dividends or optional cash payments held pending reinvestment or investment. See Question 12. In addition, optional cash payments in excess of $3,000 may be subject to return to the Participant without interest if the Threshold Price, if any, is not met for any Trading Day during the related Pricing Period. See Question 18.

(b)           The actual number of shares to be issued to a Participant’s Plan account will not be determined until after the end of the relevant Pricing Period. Therefore, during the Pricing Period, Participants will not know the actual number of shares they have purchased.

(c)           Even if a Discount from the Market Price is in effect during the Pricing Period, the Market Price, as so discounted, may exceed the price at which shares of the Common Stock are trading on the Investment Date (as defined in Questions 14 and 19) when the shares are issued or thereafter.

(d)           Because optional cash payments must be received by the Plan Administrator prior to the related Pricing Period, such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. In addition, optional cash payments, once received by the Plan Administrator, will not be returned to Participants unless a written request is directed to the Plan Administrator at least five business days prior to the record date for the Investment Date with respect to which optional cash payments have been delivered by such Participant. See Questions 19 and 21.

(e)           Resales of shares of Common Stock credited to a Participant’s account under the Plan will involve a transaction fee and commission payable to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), a brokerage commission and any applicable stock transfer taxes. See Questions 22 and 27.

ADMINISTRATION

4.                                       Who administers the Plan?

The Company has retained American Stock Transfer and Trust Company to administer the Plan (the “Plan Administrator”), keep records, send statements of account activity to each Participant and perform other duties relating to the Plan. See Question 23 for information concerning reports to Participants. Shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator’s name or the name of its nominee for the benefit of the Participants. If the Plan Administrator resigns or otherwise ceases to act as plan administrator, the Company will appoint a new plan administrator to administer the Plan. See Question 35.

American Stock Transfer and Trust Company also acts as dividend disbursing agent, transfer agent and registrar for the Common Stock.

PARTICIPATION

For purposes of this section, responses will generally be based upon the method by which the shareholder holds his or her shares of Common Stock. Generally, shareholders are either Record Owners or Beneficial Owners. A “Record Owner” is a shareholder who owns shares of Common Stock in his or her own name. A “Beneficial Owner” is a shareholder who beneficially owns shares of Common Stock that are registered in a name other than his or her own name (for example, the shares are held in the name of a broker, bank or other nominee). A Record Owner may participate directly in the Plan, whereas a Beneficial Owner will have to either become a Record Owner by having one or more shares transferred into his or her own name or coordinate his or her participation in the Plan through the broker, bank or other nominee in whose name the Beneficial Owner’s shares are held. If a Beneficial Owner who desires to become a Participant encounters any difficulties in coordinating his or her participation in the Plan with his or her broker, bank or other nominee, he or she should call the Plan Administrator. See Question 39 for the Plan Administrator’s relevant contact information.

5.                                       Who is eligible to participate?

All Record Owners or Beneficial Owners of at least one share of Common Stock are eligible to participate in the Plan. A Record Owner may participate directly in the Plan. A Beneficial Owner must either become a Record Owner by having one or more shares transferred into his or her own name or arrange with the broker, bank or other nominee who is the record holder to participate on his or her behalf. See Question 6.

The right to participate in the Plan is not transferable to another person apart from a transfer of a Participant’s underlying shares of Common Stock. Shareholders who reside in jurisdictions in which it is unlawful for the Company to permit their participation are not eligible to participate in the Plan.

6.                                       How does an eligible shareholder participate?

Record Owners may join the Plan by completing and signing an Authorization Form and returning it to the Plan Administrator. Authorization Forms may be obtained at any time by contacting the Plan Administrator by telephone or by visiting its website at www.amstock.com. See Question 39 for the Plan Administrator’s relevant contact information. Authorization Forms are also available online on Countrywide’s Investor Relations website at www.countrywide.com by selecting the Investor Relations link in the upper right hand corner of the page, selecting stock information from the menu on the left hand side of the page, and then selecting the dividend reinvestment link.

Beneficial Owners who wish to join the Plan must instruct their brokers, banks or other nominees to complete and sign the Authorization Form and return it to the Plan Administrator. The broker, bank or other nominee will forward the completed Authorization Form to its securities depository, and the securities depository will provide the Plan Administrator with the information necessary to allow the Beneficial

Owner to participate in the Plan. See Questions 8 and 17 for a discussion of the Broker and Nominee form (the “B&N Form”), which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner’s shares in the name of a major securities depository.

If a Record Owner or the broker, bank or other nominee for a Beneficial Owner returns a properly executed Authorization Form without electing an investment option, such Authorization Form will be deemed to indicate the intention of such Record Owner or Beneficial Owner, as the case may be, to apply all cash dividends and optional cash payments, if any are made, toward the purchase of additional shares of Common Stock. See Question 7 for investment options.

7.                                       What does the Authorization Form provide?

The Authorization Form appoints the Plan Administrator as agent for the Participant and directs the Company to pay to the Plan Administrator each Participant’s cash dividends on all or a specified number of shares of Common Stock owned by the Participant (“Participating Shares”), as well as on all whole and fractional shares of Common Stock credited to a Participant’s Plan account (“Plan Shares”). The Authorization Form directs the Plan Administrator to purchase on the Investment Date (or, in the case of open market purchases, as soon as thereafter as determined by the Plan Administrator) additional shares of Common Stock with such dividends and optional cash payments, if any, made by the Participant. See Questions 8 and 17 for a discussion of the B&N Form which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner’s shares in the name of a major securities depository. The Authorization Form also directs the Plan Administrator to reinvest automatically all subsequent dividends on Plan Shares. Dividends will continue to be reinvested on the number of Participating Shares and on all Plan Shares until the Participant specifies otherwise by contacting the Plan Administrator, withdraws from the Plan (see Questions 28 and 29) or the Plan is terminated. See Question 6 for additional information about the Authorization Form.

The Authorization Form provides for the purchase of additional shares of Common Stock through the following investment options:

(1)                                  If “Full Dividend Reinvestment” is elected, the Plan Administrator will apply all cash dividends on all shares of Common Stock then or subsequently registered in the Participant’s name, and all cash dividends on all Plan Shares, together with any optional cash payments, toward the purchase of additional shares of Common Stock.

(2)                                  If “Partial Dividend Reinvestment” is elected, the Plan Administrator will apply all cash dividends on only the number of Participating Shares registered in the Participant’s name and specified on the Authorization Form and all cash dividends on all Plan Shares, together with any optional cash payments, toward the purchase of additional shares of Common Stock.

(3)                                  If “Optional Cash Payments Only” is elected, the Participant will continue to receive cash dividends on shares of Common Stock registered in that Participant’s name in the usual manner. However, the Plan Administrator will apply any optional cash payments received from the Participant, together with all cash dividends on all Plan Shares, toward the purchase of additional shares of Common Stock.

Each Participant may select any one of these three options. In each case, dividends will be reinvested on all Participating Shares and on all Plan Shares held in the Plan account, including dividends on shares of Common Stock purchased with any optional cash payments, until a Participant specifies otherwise by contacting the Plan Administrator, withdraws from the Plan altogether (see Questions 28 and 29) or until the Plan is terminated. If a Participant would prefer to receive cash payments of dividends paid on Plan Shares rather than reinvest such dividends, those shares must be withdrawn from the Plan by written notification to the Plan Administrator. See Questions 28 and 29 regarding withdrawal of Plan Shares.

IF YOU RETURN AN AUTHORIZATION FORM BUT MAKE NO SELECTION, YOU WILL BE ENROLLED AS HAVING SELECTED FULL DIVIDEND REINVESTMENT.

Participants may change their investment options at any time by requesting a new Authorization Form and returning it to the Plan Administrator at the address set forth in Question 39. See Question 12 for the effective date for any change in investment options.

8.                                       What does the B&N Form provide?

The B&N Form provides the only means by which a broker, bank or other nominee holding shares of a Beneficial Owner in the name of a major securities depository may invest optional cash payments on behalf of such Beneficial Owner. A B&N Form must be delivered to the Plan Administrator each time that such broker, bank or other nominee transmits optional cash payments on behalf of a Beneficial Owner. B&N Forms can be obtained upon request by contacting the Plan Administrator using the contact information specified in Question 39.

Prior to submitting the B&N Form, the broker, bank or other nominee for a Beneficial Owner must submit a completed Authorization Form on behalf of the Beneficial Owner. See Questions 6 and 7.

The B&N Form and appropriate instructions must be received by the Plan Administrator not later than the applicable Record Date or the optional cash payment will not be invested until the following Investment Date.

9.                                       Is partial participation possible under the Plan?

Yes. Record Owners or the broker, bank or other nominee for Beneficial Owners may designate on the Authorization Form a number of shares for which dividends are to be reinvested. Dividends will thereafter be reinvested only on the number of shares specified, and the Record Owner or Beneficial Owner, as the case may be, will continue to receive cash dividends on the remainder of the shares.

10.                                 When may an eligible shareholder join the Plan?

A Record Owner or a Beneficial Owner may join the Plan at any time. Once in the Plan, a Participant remains in the Plan until he or she withdraws from the Plan, the Company terminates his or her participation in the Plan or the Company terminates the Plan. See Question 29 regarding withdrawal from the Plan.

11.                                 Will a shareholder presently enrolled in the Plan continue to be enrolled in the Plan?

Yes. A shareholder enrolled in the Plan will continue to be enrolled in the Plan in accordance with the investment option originally chosen under the Plan, provided he or she is an eligible shareholder as set forth in Question 5, and thus entitled to participate in the Plan.

If an eligible shareholder enrolled in the Plan no longer wishes to participate in the Plan, he or she should withdraw from the Plan in the manner described in Questions 28 and 29. If an eligible shareholder wishes to change the nature of his or her participation in the Plan, he or she should return an Authorization Form as described in Question 6. If an eligible shareholder enrolled in the Plan does not wish to withdraw or change the nature of his or her participation, he or she will continue to be enrolled in the Plan and the nature of his or her participation will not be changed until he or she elects to change his or her investment option under the Plan.

PURCHASES AND PRICES OF SHARES

12.                                 When will dividends be reinvested and/or optional cash payments be invested?

Purchases of shares of Common Stock will be made on the Investment Date (as defined in Questions 14 and 19) in each month or, in the case of open market purchases, as soon thereafter as determined by the Plan Administrator.

When open market purchases are made by the Plan Administrator, such purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the Plan Administrator. Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its best efforts to purchase the shares at the lowest possible price.

If the Authorization Form is received before any such Record Date for a dividend payment, the election to reinvest dividends will begin with that dividend payment. If the Authorization Form is received on or after any such Record Date, reinvestment of dividends will begin on the dividend payment date following the next Record Date if the Participant is still a shareholder of record. Record Dates for payment of dividends normally precede payment dates by approximately three weeks. See Question 19 for information as to when optional cash payments must be received to be invested on each Investment Date.

Shares will be allocated and credited to Participants’ accounts as follows:  (1) shares purchased from the Company will be allocated and credited on the appropriate Investment Date; and (2) shares purchased in open market transactions will be allocated and credited as of the Investment Date, after the Plan Administrator completes the purchases of the aggregate number of shares to be purchased on behalf of all Participants with dividends to be reinvested or optional cash payments, as the case may be, during the month.

NO INTEREST WILL BE PAID ON CASH DIVIDENDS OR OPTIONAL CASH PAYMENTS PENDING INVESTMENT OR REINVESTMENT UNDER THE TERMS OF THE PLAN. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.

13.                                 What will be the price to Participants of shares purchased under the Plan?

The price per share of Common Stock acquired directly from the Company with reinvested dividends and optional cash payments that do not exceed $3,000 will be the average of the high and low sales prices, computed to four decimal places, of the Common Stock on the NYSE for the ten Trading Days immediately preceding the relevant Investment Date less any Discount that may be established by the Company in its sole discretion. A “Trading Day” means a day on which trades in the Common Stock are reported on the NYSE. The period encompassing the ten Trading Days which relate to an Investment Date constitutes the relevant “Pricing Period.”

The price per share of Common Stock acquired through open market purchases with reinvested dividends and optional cash payments that do not exceed $3,000 will be the weighted average of the actual prices paid, computed to four decimal places, for all the Common Stock purchased by the Plan Administrator less any Discount that may be established by the Company in its sole discretion.

See Question 18 for additional discussion of the Market Price applicable to optional cash payments in excess of $3,000.

Each month, at least three business days prior to the applicable Record Date, the Company in its sole discretion may establish a Discount for each of the three categories of Participants listed below from the Market Price that otherwise would be applicable. We may establish a discount of  0% to 5% off the Market Price as otherwise determined under the Plan and may vary each month. The amount of any Discount may be established in the Company’s sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

A Discount may apply from time to time, in the Company’s sole discretion, to any one or more of the following categories of Participants electing the following options:  (a) those who reinvest dividends, (b) those who make optional cash payments in the $100 to $3,000 range, and (c) those who make optional cash payments in excess of $3,000 pursuant to a Request for Waiver that is granted by the Company. If established, the Discount will apply uniformly during each month for all Participants within any category, but it may vary from 0% to 5% among categories.

Participants may ascertain the Discount applicable to the next Pricing Period by contacting the Company’s Investor Relations department at (818) 225-3550. Setting a Discount for a particular month will not affect the setting of a Discount for any subsequent month.

All references in the Plan to the “Market Price” for both dividend reinvestment and optional cash payments which will be invested in Common Stock acquired directly from the Company shall mean the average of the daily high and low sales prices, computed to four decimal places, of the Common Stock as reported on the NYSE during the related Pricing Period (as defined above). With respect to both dividend reinvestment and optional cash payments which will be reinvested in Common Stock purchased in the open market, “Market Price” shall mean the weighted average of the actual prices paid, computed to four decimal places, for all of the Common Stock purchased by the Plan Administrator as soon after the related Investment Date as the Plan Administrator determines.

14.                                 What are the Record Dates and Investment Dates for dividend reinvestment?

For the reinvestment of dividends, the “Record Date” is the record date established by the Board of Directors for such dividends. Likewise, the dividend payment date established by the Board of Directors constitutes the “Investment Date” applicable to the reinvestment of such dividends with respect to Common Stock acquired directly from the Company, except that if any such date is not a business day, the first business day immediately following such date shall be the Investment Date. Dividends will be reinvested on the Investment Date or, in the case of open market purchases, as soon thereafter as determined by the Plan Administrator, using the applicable Market Price (as defined in Question 13). Generally, record dates for quarterly dividends on the Common Stock will precede the dividend payment dates by approximately three weeks. See Schedule A for a list of the anticipated future dividend record dates and payment dates. Please refer to Question 19 for a discussion of the Record Dates and Investment Dates applicable to optional cash payments.

There can be no assurance as to the declaration or payment of dividends, and nothing contained in the Plan obligates the Company to declare or pay any dividends. The Plan does not represent a change in the Company’s dividend policy or a guarantee of future dividends, which will continue to be determined by the Board of Directors based upon the Company’s earnings, financial condition and other factors.

15.                                 How will the number of shares purchased for a Participant be determined?

A Participant’s account in the Plan will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested on behalf of such Participant divided by the purchase price per share as calculated pursuant to the methods described in Question 13, as applicable. The total amount to be invested will depend on the amount of any dividends paid on the number of Participating Shares and Plan Shares in such Participant’s Plan account and available for investment on the related Investment Date and the amount of any optional cash payments made by such Participant and available for investment on the related Investment Date. Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of dividends.

16.                                 What is the source of Common Stock purchased under the Plan?

Plan Shares will be purchased either directly from the Company, in which event such shares will be either authorized but unissued shares or shares held in the treasury, or on the open market, subject to prior approval by the Company’s Board of Directors, or by a combination of the foregoing, at the option of the Company, after a review of current market conditions and the Company’s current and projected capital needs. The Company will determine the source of the Common Stock to be purchased under the Plan at least three business days prior to the relevant Record Date and will notify the Plan Administrator of the same. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the source of the Common Stock to be purchased under the Plan, but current information regarding the source of the Common Stock may be obtained by contacting the Company’s Investor Relations department at (818) 225-3550.

17.                                 How does the optional cash payment feature of the Plan work?

All Record Holders who have timely submitted signed Authorization Forms indicating their intention to participate in this feature of the Plan, and all Beneficial Owners whose brokers, banks or other nominees have timely submitted signed Authorization Forms indicating their intention to participate in this feature of the Plan (except for Beneficial Owners whose brokers, banks or other nominees hold the shares of the Beneficial Owners in the name of a major securities depository), are eligible to make optional cash payments during any month, whether or not a dividend is declared. If a broker, bank or other nominee holds shares of a Beneficial Owner in the name of a major securities depository, optional cash payments must be made through the use of the B&N Form. See Question 8. Optional cash payments must be accompanied by an Authorization Form and, if applicable, a B&N Form. Each month the Plan Administrator will apply any optional cash payment received from a Participant no later than one business day prior to the commencement of that month’s Pricing Period to the purchase of additional shares of Common Stock for the account of the Participant on the following Investment Date or, in the case of open market purchases, as soon thereafter as determined by the Plan Administrator.

Refer to Question 18 for a discussion of limitations applicable to the purchase of shares made with optional cash payments.

Optional cash payments may not be withdrawn except as provided in the Plan. See Questions 21 and 28.

Participants in the Plan are not obligated to participate in the optional cash payment feature of the Plan at any time. Optional cash payments need not be made each month and need not be in the same amount from month to month.

18.                                 What limitations apply to optional cash payments?

Each optional cash payment is subject to a minimum per month purchase limit of $100 and, unless such limit has been waived by the Company, a maximum per month purchase limit of $3,000. For purposes of these limitations, all Plan accounts under the common control or management of a Participant will be aggregated. Generally, optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $3,000, unless such limit has been waived by the Company, will be returned to Participants without interest at the end of the relevant Pricing Period.

Participants may make optional cash payments of not less than $100 up to $3,000 each month without the prior approval of the Company. Optional cash payments in excess of $3,000 may be made by a Participant only upon acceptance by the Company of a completed Request for Waiver form from such Participant. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to accepted Requests for Waiver. A Request for Waiver form must be received and accepted by the

Company each month no later than the Record Date (as defined in Question 19) for the applicable Investment Date. Request for Waiver forms will be furnished at any time upon request to the Company’s Investor Relations department at (818) 225-3550 or to the Plan Administrator at the address or telephone number specified in Question 39. Participants interested in obtaining further information about a Request for Waiver should contact the Company’s Investor Relations department at (818) 225-3550.

The Company expects that the Participants to whom it may grant Requests for Waiver include financial intermediaries such as brokers and dealers. The granting of Requests for Waiver will be made in the sole and absolute discretion of the Company based on a variety of factors which may include:  the Company’s current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for the Common Stock and other Company securities, general economic and market conditions, expected aberrations in the price or trading volume of the Common Stock, the potential disruption of the price of the Common Stock by a financial intermediary, the number of shares of Common Stock held by the Participant submitting the Request for Waiver, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such Requests for Waiver have been submitted and the administrative constraints associated with granting such Requests for Waiver. If such requests are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by other method or formula which the Company determines to be appropriate.

Unless it waives its right to do so, the Company may establish for any Pricing Period a minimum price (the “Threshold Price”) applicable only to the investment of optional cash payments that exceed $3,000 and that are made pursuant to Requests for Waiver, in order to provide the Company with the ability to set a minimum price at which Common Stock will be sold under the Plan each month pursuant to such requests. A Threshold Price will only be established when shares of Common Stock will be purchased directly from the Company on the applicable Investment Date. The Company will, at least three business days prior to each Record Date (as defined in Question 19), determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount, and so notify the Plan Administrator. The determination as to whether to establish a Threshold Price and, if a Threshold Price is established, its amount will be made by the Company at its sole and absolute discretion after a review of current market conditions, the level of participation in the Plan and the Company’s current and projected capital needs. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to whether a Threshold Price has been established for any Pricing Period, but current information regarding the Threshold Price may be obtained by contacting the Company’s Investor Relations department at (818) 225-3550.

The Threshold Price for optional cash payments made pursuant to Requests for Waiver, if established for any Pricing Period, will be a stated dollar amount that the average of the high and low sale prices of the Common Stock on the NYSE for each Trading Day of the relevant Pricing Period must equal or exceed. If the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day and the trading prices for that day will be excluded from that Pricing Period. Thus, for example, if the Threshold Price is not satisfied for three of the ten Trading Days in a Pricing Period, then the average sales price for purchases and the amount of optional cash payments which may be invested will be based upon the remaining seven Trading Days when the Threshold Price is satisfied. For each Trading Day on which the Threshold Price is not satisfied, one-tenth of each optional cash payment made by a Participant pursuant to a Request for Waiver will be returned to such Participant, without interest, as soon as practicable after the applicable Investment Date. In the example above, therefore, three-tenths of each Participant’s optional cash payment made pursuant to a Request for Waiver will be returned to such Participant by check, without interest, as soon as practicable after the applicable Investment Date. This return procedure will only apply when shares are purchased directly from the Company for optional cash payments made pursuant to Requests for Waiver and the Company has set a Threshold Price with respect to the relevant Pricing Period.

Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. The Threshold Price concept and return procedure discussed above apply only to optional cash payments made pursuant to Requests for Waiver and apply to the full amount of the optional cash payment, not just the amount in excess of $3,000.

For any Investment Date, the Company may waive its right to set a Threshold Price for optional cash payments made pursuant to Requests for Waiver. Participants may ascertain whether the Threshold Price applicable to a given Pricing Period has been set or waived, as applicable, by contacting the Company’s Investor Relations department at (818) 225-3550.

For a list of expected dates by which the Threshold Price will be set in 2006, 2007 and 2008, see Schedule A.

As described in Question 13, the Company in its sole discretion may establish a Discount for optional cash payments made pursuant to Requests for Waiver between 0% and 5% of the Market Price which Discount may vary each month, but once established will apply uniformly to the full amount of each of the optional cash payments made pursuant to Requests for Waiver during that month (and not just the amount in excess of $3,000). The Discount will be established in the Company’s sole and absolute discretion after a review of current market conditions, the level of participation in the Plan and the Company’s current and projected capital needs. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to any applicable Discount, but current information regarding any Discount applicable to the next Pricing Period may be obtained by contacting the Company’s Investor Relations department at (818) 225-3550.

The Threshold Price concept and return procedure discussed above apply only to optional cash payments made pursuant to Requests for Waiver when shares of Common Stock are to be purchased from the Company on the applicable Investment Date.

For the purpose of the limitations discussed above, the Company may aggregate all reinvested dividends and optional cash payments for Participants with more than one account using the same Social Security or Taxpayer Identification Number. For Participants unable to supply a Social Security or Taxpayer Identification Number, their participation may be limited by the Company to only one Plan account.

Also for the purpose of such limitations, all Plan accounts which the Company believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless the Company has determined that reinvestment of dividends and investment of optional cash payments for each such account would be consistent with the purpose of the Plan, the Company will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

19.                                 What are the Record Dates and Investment Dates for optional cash payments?

Optional cash payments will be invested every month on the related Investment Date or, in the case of open market purchases, as soon thereafter as determined by the Plan Administrator. For optional cash payments made in a monthly period when there is a dividend record date, the “Record Date” and “Investment Date” are the same as those for dividend reinvestment. For optional cash payments made in a monthly period when there is not a dividend record date, the “Record Date” is two business days prior to the commencement of the related Pricing Period and the “Investment Date” is the last day of each month (unless such date is not a business day in which case it is the first business day immediately thereafter).

Optional cash payments received by the Plan Administrator at least one business day prior to the commencement of a Pricing Period will be applied to the purchase of shares of Common Stock on the Investment Date or, in the case of open market purchases, as soon thereafter as determined by the Plan Administrator. No interest will be paid by the Company or the Plan Administrator on optional cash payments held pending investment. Generally, optional cash payments received on or after the commencement of a Pricing Period will be returned to Participants without interest at the end of the Pricing

Period; such optional cash payments may be resubmitted by a Participant prior to the commencement of the next or a later Pricing Period.

For a schedule of expected Record Dates and Investment Dates in 2006, 2007 and 2008, see Schedule A.

20.                                 When must optional cash payments be received by the Plan Administrator?

Each month the Plan Administrator will apply any optional cash payment for which good funds are timely received to the purchase of shares of Common Stock for the account of the Participant on the next Investment Date. See Question 19. In order for funds to be invested on the next Investment Date, the Plan Administrator must have received good funds at least one business day immediately preceding the first Trading Day of the ensuing Pricing Period. Wire transfers may be used only if approved verbally in advance by the Plan Administrator. Checks are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. See Question 39 for instructions on how checks should be made payable. Any checks not drawn on a United States bank or not payable in United States dollars will be returned to Participant, as will any third party checks. Checks returned for any reason will not be resubmitted for collection.

NO INTEREST WILL BE PAID BY THE COMPANY OR THE PLAN ADMINISTRATOR ON OPTIONAL CASH PAYMENTS HELD PENDING INVESTMENT. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.

In order for payments to be invested on the Investment Date, in addition to the receipt of good funds at least one business day prior to the commencement of a Pricing Period, the Plan Administrator must be in receipt of an Authorization Form (and, if applicable, a B&N Form) as of the same date. See Questions 6 and 8.

21.                                 May optional cash payments be returned?

Upon written request to the Plan Administrator received at least five business days prior to the Record Date for the Investment Date with respect to which optional cash payments have been delivered to the Plan Administrator, such optional cash payments will be returned to the Participant as soon as practicable. Requests received less than five business days prior to such date will not be returned but instead will be invested on the next related Investment Date. Additionally, a portion of each optional cash payment will be returned by check, without interest, as soon as practicable after the Investment Date for each Trading Day of the Pricing Period that does not meet the Threshold Price, if any, applicable to optional cash payments made pursuant to Requests for Waiver. See Question 18. Also, each optional cash payment, to the extent that it does not either conform to the limitations described in Question 19 or clear within the time limit described in Question 20, will be subject to return to the Participant as soon as practicable.

If any payment received by the Plan Administrator is returned as unpaid, the Plan Administrator will sell the shares purchased to recover the amount of the returned check. If the sale of the shares is not sufficient to cover the amount of the returned check, the Plan Administrator reserves the right to sell additional shares from the Participant’s account. Furthermore, additional shares will be sold from the Participant’s account to recover the return check fee as charged by the processing bank.

22.                                 Are there any expenses to Participants in connection with their participation under the Plan?

Participants will incur no brokerage commissions or service charges in connection with purchases made under the Plan. The Company will pay all other costs of administration of the Plan. However, Participants who request that the Plan Administrator sell all or any portion of their shares (see Question 27) must pay a transaction fee and commission to the Plan Administrator, as well as any related brokerage commissions and applicable stock transfer taxes. The Plan Administrator may effect open market purchases and sales of shares for the Plan through a broker-dealer as determined by the Plan Administrator, in which case the designated broker-dealer will receive a commission for effecting such transactions, except in the case of shares purchased in the open market on behalf of the Participant.

REPORTS TO PARTICIPANTS

23.                                 What kind of reports will be sent to Participants in the Plan?

Each Participant in the Plan will receive a statement from the Plan Administrator of his or her account following each purchase of additional shares of Common Stock. These statements, which provide a record of account activity and indicate the cost of such Participant’s purchases under the Plan, should be retained for income tax purposes. In addition, Participants will receive copies of other communications sent to holders of the Common Stock, including the Company’s annual report to its shareholders, the notice of annual meeting and proxy statement in connection with its annual meeting of shareholders and Internal Revenue Service information for reporting dividends paid.

DIVIDENDS ON FRACTIONS

24.                                 Will Participants be credited with dividends on fractions of shares?

Yes.

CERTIFICATES FOR COMMON SHARES

25.                                 Will certificates be issued for shares purchased?

No. Common Stock purchased for Participants will be held in the name of the Plan Administrator or its nominee. No certificates will be issued to Participants for shares in the Plan unless a Participant submits a request to the Plan Administrator or until participation in the Plan is terminated. At any time, a Participant may request the Plan Administrator to send a certificate for some or all of the whole shares credited to a Participant’s account. This request should be mailed to the Plan Administrator at the address set forth in the answer to Question 39. A Participant may also submit a request via the Plan Administrator’s website at www.amstock.com or by using the transaction request form attached to the Participant’s Plan statement. Any remaining whole shares and any fractions of shares will remain credited to the Plan account. Certificates for fractional shares will not be issued under any circumstances.

26.                                 In whose name will certificates be registered when issued?

Each Plan account is maintained in the name in which the related Participant’s certificates were registered at the time of enrollment in the Plan. Stock certificates for whole shares purchased under the Plan will be similarly registered when issued upon a Participant’s request. If a Participant is a Beneficial Owner, such request should be placed through such Participant’s broker, banker or other nominee. See Question 6. A Participant who wishes to pledge shares credited to such Participant’s Plan account must first withdraw such shares from the account.

SALES OF SHARES, WITHDRAWALS AND TERMINATION

27.                                 When and how may a Participant request that Plan Shares be sold?

A Participant may request that any whole number of Plan Shares be sold by completing the information on the statement received by the Participant from the Plan Administrator, by providing detailed written notice to the Plan Administrator at the address given in Question 39, or by going online at www.amstock.com. The sale of Plan Shares on behalf of Participants will happen as soon as practicable after receipt of a request for sale by the Plan Administrator and will be made in the open market at a then prevailing price on the date of sale. If a request is made by a Participant to sell his or her Plan Shares, no Participant shall have the authority to direct the date or sales price at which Plan Shares may be sold. The Participant will receive the proceeds of the sale, less related brokerage commissions, a transaction fee and commission paid to the Plan Administrator and any applicable stock transfer taxes. The Company will have no control over sales of shares for Participants. If the request for sale of Plan Shares is received by the Plan Administrator on or after the Record Date, the Plan Administrator will reinvest any dividend relating to such Record Date in Common Stock on behalf of the Participant. A request to sell all Plan Shares held in a Participant’s account will be treated as a withdrawal from the Plan. See Question 29 for information concerning the effects of termination of participation in the Plan, the sale of all Plan Shares and the withdrawal of Plan Shares.

28.                                 When may Participants withdraw from the Plan?

Participants may withdraw from the Plan with respect to all or a portion of the shares held in his or her account in the Plan at any time. If the request to withdraw is received prior to a dividend record date set by the Board of Directors for determining shareholders of record entitled to receive a dividend, the request will be processed on the day following receipt of the request by the Plan Administrator.

If the request to withdraw is received by the Plan Administrator on or after a dividend record date, but before payment date, the Plan Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares for the Participant’s account. The request for withdrawal will then be processed as promptly as possible following such dividend payment date. All dividends subsequent to such dividend payment date will be paid in cash unless a shareholder re-enrolls in the Plan, which may be done at any time.

Any optional cash payments which have been sent to the Plan Administrator prior to a request for withdrawal will also be invested on the next Investment Date unless a Participant expressly requests return of that payment in the request for withdrawal, and the request for withdrawal is received by the Plan Administrator at least five business days prior to the Record Date for the Investment Date with respect to which optional cash payments have been delivered to the Plan Administrator.

29.                                 How does a Participant withdraw from the Plan?

A Participant who wishes to withdraw from the Plan with respect to all or a portion of the shares held in his or her account in the Plan must notify the Plan Administrator by telephone at the number set forth in the answer to Question 39 or by visiting its website at www.amstock.com. Upon a Participant’s withdrawal from the Plan or termination of the Plan by the Company, certificates for the appropriate number of whole shares credited to his or her account under the Plan will be issued. A cash payment will be made for any fraction of a share.

Upon withdrawal from the Plan, a Participant may also request (by telephone or by visiting its website at www.amstock.com) that the Plan Administrator sell all or part of the shares credited to his or her account in the Plan. The Plan Administrator will sell the shares as requested within ten business days after processing the request for withdrawal. The Participant will receive the proceeds of the sale, less the transaction fee and commission paid to the Plan Administrator, related brokerage commissions and any applicable stock transfer taxes, generally within five business days of the sale. See Question 27.

30.                                 Are there any automatic termination provisions?

Participation in the Plan will be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetency of a Participant, together with satisfactory supporting documentation of the appointment of a legal representative, at least five business days before the next Record Date for purchases made through the reinvestment of dividends or optional cash payments, as applicable. If written notice of death or adjudicated incompetency and such supporting documentation is received by the Plan Administrator less than five business days before the next Record Date for purchases made through the reinvestment of dividends or optional cash payments, as applicable, shares will be purchased for the Participant with the related cash dividend or optional cash payment and participation in the Plan will not terminate until after such dividend or payment has been reinvested. Thereafter, no additional purchase of shares will be made for the Participant’s account and the Participant’s shares and any cash dividends paid thereon will be forwarded to such Participant’s legal representative.

OTHER INFORMATION

31.                                 What happens if a Participant sells or transfers all of the shares registered in the Participant’s name?

If a Participant disposes of all shares registered in his or her name and is not shown as a Record Owner on a dividend record date, the Participant may be terminated from the Plan as of such date and such termination treated as though a withdrawal notice had been received prior to the dividend record date.

32.                                 What happens if the Company declares a dividend payable in shares or declares a stock split or has a rights offering?

Any dividend payable in shares and any additional shares distributed by the Company in connection with a stock split in respect of shares credited to a Participant’s Plan account will be added to that account. Stock dividends or split shares which are attributable to shares registered in a Participant’s own name and not in his or her Plan account will be mailed directly to the Participant as in the case of shareholders not participating in the Plan or otherwise recorded in a manner required by law. If the Participant has elected Partial Dividend Reinvestment, dividends will continue to be reinvested for the same number of shares previously designated by the Participant following any stock dividend or stock split, notwithstanding that any such stock dividend or stock split would reduce the percentage of the Participant’s shares as to which the Partial Dividend Reinvestment would apply. Any change to the number of shares designated by the Participant must be accomplished by completing a new dividend reinvestment authorization form and sending it in to the Plan Administrator for processing.

Participation in any rights offering will be based upon both shares of Common Stock registered in a Participant’s name and any whole Plan Shares credited to such Participant’s Plan account. The Plan Administrator may curtail or suspend transaction processing for a short period of time following the record date for a stock dividend, stock split or rights offering to permit the Plan Administrator to calculate the number of shares or the rights to be allocated to each account.

Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split, rights offering or corporate action.

33.                                 How will shares held by the Plan Administrator be voted at meetings of shareholders?

If the Participant is a Record Owner, the Participant will receive a proxy card covering both directly held shares and shares held in the Plan. If the Participant is a Beneficial Owner, the Participant will receive a proxy covering shares held in the Plan through his or her broker, bank or other nominee.

If a proxy is returned properly signed and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of the Participant’s shares will be voted in accordance with recommendations of the Board of Directors of the Company, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a Participant’s name may be voted only by the Participant in person.

34.                                 What are the responsibilities of the Company and the Plan Administrator under the Plan?

The Company and the Plan Administrator shall be entitled to rely on completed forms as proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

Each Participant should recognize that neither the Company nor the Plan Administrator can assure a profit or protect against a loss on shares purchased under the Plan. The establishment and maintenance of the

Plan by the Company does not constitute an assurance with respect to either the value of Common Stock or whether the Company will continue to pay dividends on Common Stock or at what rate.

The Company and the Plan Administrator will not be liable in their administration of the Plan for any act done in good faith or required by applicable law or for any good faith omission including, without limitation, any claim of liability arising out of failure to terminate a Participant’s account upon his or her death, with respect to the prices at which shares are purchased or sold and/or the times when such purchases or sales are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits the Company’s liability with respect to alleged violations of federal securities laws.

35.                                 May the Plan be changed or discontinued?

Yes. The Company may suspend, terminate, or amend the Plan at any time. Notice will be sent to Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by the Company.

If the Company terminates or amends the Plan for the purpose of establishing a new dividend reinvestment plan applicable to the Common Stock, Participants will be enrolled automatically in the new plan, the Company will continue to apply cash dividends and/or optional cash payments in accordance with Participants’ Authorization Forms and shares credited to Participants’ Plan accounts will be credited automatically to the new plan, unless notice is received to the contrary.

The Company reserves the right to terminate any shareholder’s participation in the Plan at any time for any reason. The Company also reserves the right to establish additional requirements with respect to participation in the Plan by brokers, banks and other nominees acting in a representative capacity on behalf of Beneficial Owners.

The Company may substitute another administrator or agent in place of the Plan Administrator at any time; Participants will be promptly informed of any such substitution.

Any questions of interpretation arising under the Plan will be determined by the Company and any such determination will be final.

36.                                 What are the federal income tax consequences of participation in the Plan?

The following general summary is based upon an interpretation of current federal income tax law, which is subject to change. This summary is for general purposes only, and it is not intended to constitute tax advice. Participants should consult their own tax advisers to determine their federal income tax and state income tax (as well as non-income tax, such as stock transfer tax) consequences of participation in the Plan, which may depend upon their particular circumstances and may vary from state to state. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

Participants in the Plan will be treated for federal income tax purposes as having received, on the dividend payment date, a distribution in an amount equal to the fair market value on that date of the shares acquired with reinvested dividends. A discount, if any, will be treated as being part of the distribution received. Such shares will have a tax basis equal to the same amount. For federal income tax purposes, the fair market value of shares acquired with reinvested dividends under the Plan will be equal to 100% of the average of the high and low sale prices of shares on the related Investment Date (Market Price). It should be noted that the fair market value on the dividend payment date is likely to differ from the Market Price for the Pricing Period immediately preceding the related dividend payment date (which is used to determine the number of shares acquired).

Such distribution will be taxable as a dividend to the extent of the Company’s current or accumulated earnings and profits allocable to the distribution. To the extent the distribution is in excess of the Company’s current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a Participant’s shares, and any portion of the distribution in excess of a Participant’s tax basis will be taxable as gain realized from the sale of its shares.

In the case of a corporate shareholder, dividends so received may be eligible for the dividends-received deduction.

Example 1:

The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of dividends. A 2% Discount from the Market Price is assumed for illustrative purposes only. The actual Discount may vary from 0% to 5%.

Cash dividends reinvested	$100.00
Fair market value* (as of the dividend payment date)	$25.00
Market Price*(as of the Investment Date)	$24.00
Less 2% discount per share (applied to Market Price)	$(0. 48)
Net purchase price per share	$23.52
Number of shares purchased ($100.00/$23.52)	4.2517
Total taxable dividend resulting from transaction ($25.00 x 4.2517)	$106.29	**

*                                         These prices are assumed for illustrative purposes only, and will vary with the trading prices of Common Stock.

**                                  The total taxable dividend resulting from the transaction would be less than the $100.00 dividend reinvestment where the Market Price (as of the Investment Date) exceeded the fair market value (as of the dividend payment date).

The Internal Revenue Service has indicated that, in somewhat similar situations, a Participant who makes an optional cash purchase of the shares under the Plan will be treated as having received a distribution, upon the purchase of shares with an optional cash payment, in an amount equal to the excess, if any, of the fair market value of the shares on the Investment Date over the amount of the optional cash payment. The taxation of such a distribution may not be entirely clear. Participants should be aware that the Company will treat the entire amount of the distribution, for tax reporting purposes, as a distribution taxable as a dividend. Any discount will be treated as taxable income or gain or reduce basis in the shares, or some combination thereof. Participants are encouraged to consult their own tax advisers in this regard.

Shares acquired under the optional cash payment feature of the Plan will have a tax basis equal to the amount of the payment plus the excess, if any, of the fair market value, on the date acquired, of the shares purchased over the amount of the payment. The fair market value on an acquisition date is likely to differ from the Market Price for the Pricing Period immediately preceding the related Investment Date (which is used to determine the number of shares acquired).

Example 2:

The following example may be helpful to illustrate the federal income tax consequences of the optional cash payment feature. A 2% discount from the Market Price is assumed for illustrative purposes only. The actual Discount may vary from 0% to 5%.

Optional cash payment	$100.00
Fair market value* (as of the dividend payment date)	$25.00
Market Price* (as of the Investment Date)	$24.00
Less 2% discount per share (applied to Market Price)	$(0.48)
Net purchase price per share	$23.52
Number of shares purchased ($100.00/$23.52)	4.2517
Total taxable dividend resulting from transaction ([4.2517 x $25.00] - $100.00)	$6.29

*                                         These prices are assumed for illustrative purposes only, and will vary with the trading prices of Common Stock.

A Participant’s holding period for shares acquired pursuant to the Plan will begin on the day following the Investment Date.

A Participant will not realize any taxable income upon receipt of certificates for whole shares credited to the Participant’s account, either upon the Participant’s request for certain of those shares or upon termination of participation in the Plan. A Participant will realize gain or loss upon the sale or exchange of shares acquired under the Plan. A Participant will also realize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share credited to the Participant’s account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the shares or fractional share and the tax basis thereof. Generally, gain or loss recognized on the sale or exchange of the shares acquired under the Plan will be treated for federal income tax purposes as a capital gain or loss to the extent that the Participant has not held such shares as a dealer. The capital gain or loss will be taxed as long-term gain or loss if the Participant’s holding period for the shares exceeds twelve months.

The foregoing discussion is based on the assumption that shares acquired pursuant to the Plan will be newly issued or treasury shares purchased directly from the Company. If the shares are purchased in the open market, the tax consequences will be generally the same. However, the payment of brokerage commissions or other related charges by the Company in connection with the purchase of shares in the open market on behalf of the Participant will be treated as additional dividend income to the Participant and, in such event, will increase the tax basis of such shares.

37.                                 How are income tax withholding provisions applied to shareholders who participate in the Plan?

In general, any distribution reinvested under the Plan is not subject to federal income tax withholding. The Company or the agent may be required, however, to deduct “backup withholding” at the rates prescribed below from all distributions paid to any shareholder, regardless of whether those distributions are reinvested pursuant to the Plan. Similarly, the agent may be required to deduct backup withholding from all proceeds of sales of common shares held in a Plan account. Reductions in backup withholding tax rates were made pursuant to the enactment of the Jobs and Growth Tax Relief Reconciliation Act of 2003 which provides, in general, for a withholding rate of 28% for payments made in taxable years 2003 through 2010. A Participant will be subject to backup withholding if:

(1)          the Participant has failed to properly furnish the Company and the agent with his, her or its correct taxpayer identification number;

(2)          the Internal Revenue Service notifies the Company or the agent that the identification number furnished by the Participant is incorrect;

(3)          the Internal Revenue Service notifies the Company or the agent that backup withholding should be commenced because the Participant failed to report properly distributions paid to him, her or it; or

(4)          when required to do so, the participant fails to certify, under penalties of perjury, that the Participant is not subject to backup withholding.

Backup withholding amounts will be withheld from distributions before those distributions are reinvested under the Plan. Therefore, distributions to be reinvested under the Plan by Participants who are subject to backup withholding will be reduced by the backup withholding amount. The withheld amounts constitute a credit on the Participant’s income tax return.

Backup withholding will not apply, however, if the Participant:

(1)          furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on Internal Revenue Service Form W-9, or an appropriate substitute form;

(2)          provides a certificate of foreign status on Internal Revenue Service Form W-8BEN, or an appropriate substitute form; or

(3)          is otherwise exempt from backup withholding.

If a Participant is a foreign shareholder whose dividends are subject to federal income tax withholding at 30% (or a lower treaty rate), the appropriate amount of cash will be withheld and the balance invested in shares which will be credited to such Participant’s account.

38.                                 Who bears the risk of market fluctuations in the Common Stock?

A Participant’s investment in shares held in the Plan account is no different from his or her investment in directly held shares. The Participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to such shares.

39.                                 Who should be contacted with questions about the Plan?

All correspondence for questions regarding the Participant’s account and/or Plan participation should be directed to:

American Stock Transfer & Trust Co.

Dividend Reinvestment and Stock Purchase Plan

P.O. Box 922

Wall Street Station

New York, NY  10269-0560

Telephone (866) 669-9898

Website:  www.amstock.com

All correspondence for a Participant to effect a transaction related to the Plan should be directed to:

American Stock Transfer & Trust Co.

Dividend Reinvestment and Stock Purchase Plan

P.O. Box 922

Wall Street Station

New York, NY  10269-0560

Telephone (866) 669-9898

Website:  www.amstock.com

Checks should be made payable to American Stock Transfer and Trust Company - CFC DRIP.

Please mention Countrywide Financial Corporation and this Plan in all correspondence.

40.                                 How is the Plan interpreted?

Any question of interpretation arising under the Plan will be determined by the Company and any such determination will be final. The Company may adopt rules and regulations to facilitate the administration of the Plan. The terms and conditions of the Plan and its operation, all related forms and Participants’ accounts will be governed by the laws of the State of California.

41.                                 What are some of the Participant responsibilities under the Plan?

Plan Shares are subject to escheat to the state in which the Participant resides if such shares are deemed, under such state’s laws, to have been abandoned by the Participant. Participants, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan Administrator.

Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Plan Administrator with respect to any shares of Common Stock or cash held by the Plan Administrator except as expressly provided herein.

DIVIDENDS

The Company has paid cash dividends on its Common Stock quarterly since 1979, except that no cash dividend was paid in the fiscal quarter ended February 28, 1982. In part to accommodate the provisions of this Plan, the Company anticipates that dividends, if and to the extent declared in the future, will be payable on or about the last day of February, May, August and November.

USE OF PROCEEDS

The Company does not know the number of shares of Common Stock that will be ultimately purchased pursuant to the Plan, the extent to which shares will be purchased directly from the Company rather than the open market or the prices at which such shares will be purchased. The Company will use the net proceeds from purchases of Common Stock directly from the Company under the Plan for general corporate purposes.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases Common Stock in open market transactions, the Common Stock acquired under the Plan will be sold directly by the Company through the Plan. The Company may sell Common Stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters within the meaning of the Securities Act. Such shares, including shares acquired pursuant to waivers granted with respect to the optional cash payment feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of

Common Stock trade or in privately negotiated transactions. It is expected that a portion of the shares of Common Stock available for issuance under the Plan will be issued pursuant to such waivers. The Common Stock is currently listed on the NYSE. The difference between the price such persons pay to the Company for shares of Common Stock acquired under the Plan, after deduction of any applicable Discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

The Company will not extend to any person any rights or privileges other than those to which it would be entitled as a Participant, nor will the Company enter into any agreement with any person regarding such person’s purchase of such shares or any resale or distribution thereof. As discussed above, the Company may, however, approve Requests for Waivers relating to optional cash payments by persons in excess of the allowable maximum limitation. If such Requests for Waivers are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method or formula which the Company determines to be appropriate.

Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions depending on the discount level from the Market Price of Common Stock acquired through the reinvestment of dividends under the Plan.

The Company will pay any and all brokerage commissions and related expenses incurred in connection with purchases of Common Stock under the Plan. Upon withdrawal by a Participant from the Plan by the sale of Common Stock held under the Plan, the Participant will receive the proceeds of such sale less a fee paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), related brokerage commissions and any applicable transfer taxes.

Common Stock may not be available under the Plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon by Sandor E. Samuels, Chief Legal Officer of the Company. Mr. Samuels, in his capacity as Chief Legal Officer of the Company, is paid a salary by the Company and participates in various employee benefit plans offered to executive officers of the Company generally. Mr. Samuels is also an officer of certain subsidiaries of the Company.

EXPERTS

The Company’s consolidated financial statements and financial statement schedules as of December 31, 2005 and 2004, and for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

GLOSSARY

“Beneficial Owners” means shareholders who beneficially own shares of Common Stock that are registered in a name other than their own (for example, in the name of a broker, bank or other nominee).

“B&N Form” means a Broker and Nominee form.

“Business Day” means any day other than Saturday, Sunday or legal holiday on which the NYSE is closed or a day on which the Plan Administrator is authorized or obligated by law to close.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Common Stock, $.05 par value, of the Company.

“Company” means Countrywide Financial Corporation.

“Discount” means the discount from the Market Price established by the Company for (a) reinvested dividends, (b) optional cash payments in the $100 to $3,000 range and (c) optional cash payments made pursuant to Requests for Waiver. Such Discount may vary between 0% and 5% of the Market Price, may vary each month and may vary among categories (a), (b), and (c), above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Investment Date” means, with respect to Common Stock acquired directly from the Company, the last calendar day of each month in which dividends are not paid or the dividend payment date declared by the Board of Directors for each month in which dividends are paid (unless in either case such date is not a business day in which case it is the first business day immediately thereafter).

“Market Price” means, with respect to Common Stock acquired directly from the Company, the average of the daily high and low sales prices, computed to four decimal places, of the Common Stock as reported on the NYSE during the related Pricing Period. With respect to Common Stock purchased in the open market, “Market Price” shall mean the weighted average of the actual prices paid, computed to four decimal places, for all of the Common Stock purchased by the Plan Administrator as soon after the related Investment Date as the Plan Administrator determines.

“NYSE” means the New York Stock Exchange.

“Participant” means an eligible holder of Common Stock who participates in the Plan.

“Participating Shares” means shares of Common Stock owned by a Participant on the applicable Record Date as to which such Participant has directed the Company to pay the related cash dividends to the Plan Administrator.

“Plan” means the Countrywide Financial Corporation Dividend Reinvestment and Stock Purchase Plan.

“Plan Administrator” means a plan administrator that administers the Plan, keeps records, sends statements of account to each Participant and performs other duties related to the Plan. American Stock Transfer and Trust Company currently serves as Plan Administrator of the Plan.

“Plan Shares” means all whole and fractional shares of Common Stock credited to a Participant’s Plan account.

“Pricing Period” means the period encompassing the ten Trading Days preceding the relevant Investment Date.

“Record Date” means, with respect to reinvestments of dividends, the record date declared by the Board of Directors for such dividend; and with respect to optional cash payments, two business days prior to the commencement of the related Pricing Period, except in months having a dividend Record Date, in which case the record date is the same as the dividend Record Date.

“Record Owners” means shareholders who own shares of Common Stock in their own names.

“Requests for Waiver” means a written request from a Participant to make optional cash payments in excess of $3,000.

“Securities Act” means the Securities Act of 1933, as amended.

“Threshold Price” means the minimum price, if any, established by the Company that the average high and low prices of the Common Stock must equal or exceed during each Trading Day of the Pricing Period for optional cash payments made pursuant to Requests for Waiver.

“Trading Day” means a day on which trades in the Common Stock are reported on the NYSE.

SCHEDULE A

Cycle	(C) Threshold Price and Discount Set Date	(D) Record Date	(E) Optional Cash Payment Due Date	(F) Pricing Period Commence Date	(G) Investment Date

B	January 9, 2006	January 12, 2006	January 13, 2006	January 17, 2006	January 31, 2006
A	February 8, 2006	February 13, 2006	February 14, 2006	February 15, 2006	March 2, 2006
B	March 10, 2006	March 15, 2006	March 16, 2006	March 17, 2006	March 31, 2006
B	April 7, 2006	April 12, 2006	April 13, 2006	April 17, 2006	May 1, 2006
A	May 9, 2006	May 12, 2006	May 15, 2006	May 16, 2006	May 31, 2006
B	June 9, 2006	June 14, 2006	June 15, 2006	June 16, 2006	June 30, 2006
B	July 10, 2006	July 13, 2006	July 14, 2006	July 17, 2006	July 31, 2006
A	August 10, 2006	August 15, 2006	August 16, 2006	August 17, 2006	August 31, 2006
B	September 11, 2006	September 14, 2006	September 15, 2006	September 18, 2006	October 2, 2006
B	October 10, 2006	October 13, 2006	October 16, 2006	October 17, 2006	October 31, 2006
A	November 8, 2006	November 13, 2006	November 14, 2006	November 15, 2006	November 30, 2006
B	December 8, 2006	December 13, 2006	December 14, 2006	December 15, 2006	January 2, 2007

B	January 9, 2007	January 12, 2007	January 16, 2007	January 17, 2007	January 31, 2007
A	February 6, 2007	February 9, 2007	February 12, 2007	February 13, 2007	February 28, 2007
B	March 12, 2007	March 15, 2007	March 16, 2007	March 19, 2007	April 2, 2007
B	April 9, 2007	April 12, 2007	April 13, 2007	April 16, 2007	April 30, 2007
A	May 9, 2007	May 14, 2007	May 15, 2007	May 16, 2007	May 31, 2007
B	June 11, 2007	June 14, 2007	June 15, 2007	June 18, 2007	July 2, 2007
B	July 10, 2007	July 13, 2007	July 16, 2007	July 17, 2007	July 31, 2007
A	August 10, 2007	August 15, 2007	August 16, 2007	August 17, 2007	August 31, 2007
B	September 10, 2007	September 13, 2007	September 14, 2007	September 17, 2007	October 1, 2007
B	October 10, 2007	October 15, 2007	October 16, 2007	October 17, 2007	October 31, 2007
A	November 8, 2007	November 13, 2007	November 14, 2007	November 15, 2007	November 30, 2007
B	December 7, 2007	December 12, 2007	December 13, 2007	December 14, 2007	December 31, 2007

B	January 9, 2008	January 14, 2008	January 15, 2008	January 16, 2008	January 31, 2008
A	February 7, 2008	February 12, 2008	February 13, 2008	February 14, 2008	February 29, 2008
B	March 7, 2008	March 12, 2008	March 13, 2008	March 14, 2008	March 31, 2008
B	April 9, 2008	April 14, 2008	April 15, 2008	April 16, 2008	April 30, 2008
A	May 9, 2008	May 14, 2008	May 15, 2008	May 16, 2008	June 2, 2008
B	June 9, 2008	June 12, 2008	June 13, 2008	June 16, 2008	June 30, 2008
B	July 10, 2008	July 15, 2008	July 16, 2008	July 17, 2008	July 31, 2008
A	August 11, 2008	August 14, 2008	August 15, 2008	August 18, 2008	September 2, 2008
B	September 9, 2008	September 12, 2008	September 15, 2008	September 16, 2008	September 30, 2008
B	October 10, 2008	October 15, 2008	October 16, 2008	October 17, 2008	October 31, 2008
A	November 7, 2008	November 12, 2008	November 13, 2008	November 14, 2008	December 1, 2008
B	December 9, 2008	December 12, 2008	December 15, 2008	December 16, 2008	December 31, 2008

Summary Date Information

A.            Investment of optional cash payments and dividends.

B.            Investment of optional cash payments only.

C.                                     The Discount and the Threshold Price, if any, are set three business days prior to the applicable Record Date.

D.                                    The Record Date for dividend months (those indicated by the letter “A” in the cycle column) is estimated. If and when a dividend is declared by the Board of Directors of the Company, the actual Record Date will be set by the Board of Directors of the Company. The Record Date for non-dividend months (those indicated by the letter “B” in the cycle column) will be two business days immediately preceding the first day of the related Pricing Period.

E.                                      The due date for optional cash payments is one business day prior to the commencement of the relevant Pricing Period.

F.                                      The Pricing Period is ten Trading Days preceding the relevant Investment Date.

G.                                     The Investment Date is, with respect to Common Stock acquired directly from the Company, the last calendar day of each month in which dividends are not paid or the dividend payment date declared by the Board of Directors for each month in which dividends are paid (unless in either case such date is not a business day in which case it is the first business day immediately thereafter). The actual dividend payment dates will be set by the Board of Directors of the Company.

HOLIDAY SCHEDULE

	US Equity Markets	Plan Administrator	2006	2007	2008
New Year’s Day (observed)	☒	☒	January 2, 2006	January 1, 2007	January 1, 2008
Martin Luther King, Jr. Day	☒	☒	January 16, 2006	January 15, 2007	January 21, 2008
Washington’s Birthday (observed)	☒	☒	February 20, 2006	February 19, 2007	February 18, 2008
Good Friday	☒	☒	April 14, 2006	April 6, 2007	March 21, 2008
Memorial Day	☒	☒	May 29, 2006	May 28, 2007	May 26, 2008
Independence Day (observed)	☒	☒	July 4, 2006	July 4, 2007	July 4, 2008
Labor Day	☒	☒	September 4, 2006	September 3, 2007	September 1, 2008
Thanksgiving Day	☒	☒	November 23, 2006	November 22, 2007	November 27, 2008
Christmas Day (observed)	☒	☒	December 25, 2006	December 25, 2007	December 25, 2008